                                                                  EXHIBIT 10.31

===============================================================================


                                 LOAN AGREEMENT

                           Dated as of July 16, 1996

                                    between

                        REGIONAL ACCEPTANCE CORPORATION

                                      and

                        BRANCH BANKING AND TRUST COMPANY


===============================================================================

                              TABLE OF CONTENTS

                                                             ARTICLE I
                                                            DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 1.01.    Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SECTION 1.02.    Computation of Time Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECTION 1.03.    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                            ARTICLE II
                                                    THE REVOLVING CREDIT LOAN . . . . . . . . . . . . . . . . . . . . . 6

SECTION 2.01.    The Revolving Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.02.    Requests for Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.03.    Interest and Principal Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 2.04.    Adjustment of Interest Rate on Unpaid
                 Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 2.05.    Manner of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 2.06.    Payments on Business Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 2.07.    Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 2.08.    Suspension of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SECTION 2.09.    Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
SECTION 2.10.    Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
SECTION 2.11.    Additional Rights of Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                            ARTICLE III
                                                       CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . .  11

SECTION 3.01.    Condition Precedent to Making the Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                            ARTICLE IV
                                                 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . .  12

SECTION 4.01.    Representations and Warranties of the
                 Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                             ARTICLE V
                                                   COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . .  16

SECTION 5.01.    Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.02.    Incorporation of Terms of the Credit
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                            ARTICLE VI
                                                        EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 6.01.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 6.02.    Rights Upon an Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 6.03.    No Remedy Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                       ARTICLE VII
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7.01.    Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.02.    Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.03.    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.04.    Right of set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.05.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.06.    [Section Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.07.    Costs, Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.08.    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.09.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 7.10.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 7.11.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 7.12.    Prior Agreements Superseded  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 7.13.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

EXHIBIT A FORM OF OFFICER'S CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         LOAN AGREEMENT, dated as of July 16, 1996, between REGIONAL ACCEPTANCE CORPORATION, a North Carolina corporation (the "Company"), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the "Bank").

                            PRELIMINARY STATEMENTS:

         WHEREAS, the Company has requested that the Bank provide to it a $20,000,000 short-term line of credit, and the Bank has agreed to provide such line of credit on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter appearing, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Company or a Subsidiary of the Company; (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of the Company, or a Subsidiary of the Company; or (iii) 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, lot or more of the equity interest) of which is beneficially owned or held by the Company, or a Subsidiary of the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                 "Advance" means an amount paid by the Bank to the Company and debited to an Advance Account pursuant to the terms of Section 2.1 hereof.

                 "Advance Account" means; an account on the books of the Bank in which

                          (i) each Advance by the Bank shall be debited thereto by electronically recording therein on the date of such Advance a debit entry in the amount of such Advance; and

                          (ii) each payment made to the Bank for credit to the Advance Account shall be credited thereto by electronically recording therein on the date paid to the Bank a credit entry in the amount of such payment.

                 "Agreement" means this Loan Agreement and any amendments or supplements thereto.

                 "Base Rate" means a fluctuating rate of interest per annum equal to the Prime Rate, each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate.

                 "Business Day" means a day of the year on which state-chartered banks are not required or authorized to close in Wilson, North Carolina.

                 "Committed Amount" means the principal amount of $20,000,000, which the Bank has agreed to lend the Company and is evidenced by the Note.

                 "Consistent Basis" means in reference to the application of GAAP, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period, except as otherwise permitted by this Agreement or as may be different as a result of a change in GAAP (except there shall be no instance allowing upward revaluation of assets unless such revaluation is required by GAAP).

                 "Credit Agreement" means that certain Amended and Restated Loan and Security Agreement dated as of November 1, 1993, among Regional Acceptance Corporation and BankAmerica Business Credit, Inc. and all amendments and supplements thereto.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                 "Event of Default" has the meaning assigned to that term in
         Section 6.01 of this Agreement.

                 "GAAP" means those generally accepted accounting principles set forth in statements of the Financial Accounting Standards Board or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

                 "Interest Period" means a period of one calendar month commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, however, that an Interest Period may be less than one calendar month in and only in the calendar month in which the Note originates or matures.

                 "LIBOR Base Rate" means the average rate (rounded upward, if necessary, to the next higher 1/100th of one percent) quoted an Bloomberg Screen MMR2 or, if no such quotes are available in the Wall Street Journal (Credit Markets Section), on the determination date for deposits in U.S. Dollars offered in the London interbank market to five major European Banks, or if the above method for determining LIBOR shall not be available, a rate determined by a substitute method of determination agreed on by the Company and Bank; provided, if such agreement is not reached within a reasonable period of time (in Bank's judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank market for U. S. Dollar deposits.

                 "LIBOR Rate" means, for the Interest Period for any loan, a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100ths of 1.0%) by adding (i) 30-day LIBOR Base Rate plus (ii) one and eighty hundredths percent (1.80%) per annum, which shall be adjusted monthly on the first day of each month for each Interest Period for a loan. Any minimum or maximum rate stated in the applicable promissory note shall apply during any Interest Period. The LIBOR Rate shall be adjusted for any change in the Reserve Requirement so that Bank shall receive the same yield. If the first day of any month falls on a date when the Bank is closed, the LIBOR Rate shall be determined as of the last preceding business day.

                 "Loan Documents" means this Agreement and the Note.

                 "Note" means that certain Promissory Note of the Company in favor of the Bank dated as of July 10, 1996 in the original principal amount of $20,000,000 and any amendments or supplements thereto.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                 "Person" means any individual, joint venture, corporation, company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

                 "Plan" means any pension or other employee benefit plan which is subject to Title IV of ERISA, and which is: (a) a plan maintained by Company; (b) a plan to which Company contributes or is required to contribute; (c) a plan to which Company was required to make contributions at any time during the five calendar years preceding the date of this Agreement; or (d) any other plan with respect to which Company has incurred or may incur liability, including contingent liability, under Title IV of ERISA, either to such plan or to the PBGC.

                 "Prime Rate" means the interest rate announced by the Bank from time to time as its prime rate, which is one of several interest rate indexes offered by the Bank.

                 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) as the same may be amended or supplemented from time to time.

                 "Regulatory Change" means any change effective after the date hereof in United states federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes the Bank, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by the Bank with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions," whether or not having the force of law, whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

                 "Reserve Requirement" means the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the LIBOR Base Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR Rate.

                 "Subsidiary" of any Person means a corporation in which more than 50% of the stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation is owned by such Person, by such Person and any one or more Subsidiaries of such Person, or by any one or more Subsidiaries of such Person.

                 "Termination Date" means September 30, 1996 or such later date as may be consented to by the Bank in writing and in its sole and absolute discretion, in which event such later date shall be the Termination Date.

         SECTION 1.02. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

         SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistently applied, except as otherwise stated herein.

                                   ARTICLE II
                           THE REVOLVING CREDIT LOAN

         SECTION 2.01. The Revolving Line of Credit. The Bank agrees, upon the terms and conditions set forth herein, to make Advances to the Company under the Note during the period from the date of this Agreement until the Termination Date up to an aggregate amount not exceeding $20,000,000; provided
(i) that immediately after giving effect to each Advance, the Debit Balance shall not exceed the Committed Amount and (ii) that the Bank shall not be required to make Advances while any default or Event of Default exists hereunder. Each Advance shall be in the amount of $25,000 or any integral multiple thereof, or if applicable the balance of the Committed Amount, and shall be debited by the Bank to the Advance Account. During the period from the date hereof to the Termination Date, the Company may use the Committed Amount by borrowing, paying or repaying and reborrowing such principal amount, all in accordance with the terms of this Agreement. The Company agrees that if at any time the outstanding balance under the Note shall exceed the Committed Amount, the Company shall immediately reduce such outstanding balance to the extent of such excess. Borrowings and payments of principal hereunder are to be made no later than 2:00 P.M. Greenville, North Carolina time on the date of such borrowing or payment. The proceeds of the loan evidenced by the Note shall be used to repay in full maturing commercial paper through its receivables funding program sponsored by Bank of America National Trust and Savings Association, to repay in full existing Subordinated Debt described on
Schedule 2.01 (the "Subordinated Debt") provided such payment will not violate the terms of the Credit Agreement and to fund temporary increases in loans originated by the Company.

         SECTION 2.02. Requests for Advances. Not later than 2:00 P.M. Greenville, North Carolina time on the day the Company wishes an Advance under
Section 2.01, it shall give the Bank prior written notice (effective upon receipt) of its intention to borrow all or portions of the principal amount available pursuant to Section 2.01 hereof on the date and in the amounts requested. All Advances will be made by deposit of funds representing such borrowing to the Company's operating account maintained with the Bank in Greenville, North Carolina.

         SECTION 2.03. Interest and Principal Repayment. The outstanding principal balance of the Note shall bear interest at the LIBOR Rate. Interest shall be payable monthly in arrears on the outstanding principal balance on the fifteenth day of each month, commencing August 15, 1996, and be paid for the actual number of days elapsed on the basis of a year consisting of 360 days. All unpaid principal and interest on the Note shall be due and payable in full on the Termination Date.

         The indebtedness evidenced by the Note may be prepaid in whole or in part at any time and all such prepayments shall be without penalty or premiums.

         SECTION 2.04. Adjustment of Interest Rate on Unpaid Amounts. If any amount shall not be paid when due (at maturity, by acceleration or otherwise) in respect of the Note, all amounts outstanding thereunder shall bear interest thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower from the date such amount was due and payable until the date such amount is paid in full.

         SECTION 2.05. Manner of Payment. All payments of principal (including any prepayment), interest and any other amount required to be paid to the Bank with respect to the Note shall be made to the Bank at its principal office in Greenville, North Carolina in U.S. Dollars and in immediately available funds on or before 2:00 p.m., Greenville, North Carolina time on the date such payment is due. The Bank may, but shall not be obligated to debit the amount of such payment from any one or more ordinary deposit accounts of the Company with the Bank.

         SECTION 2.06. Payments on Business Days. In the event that any payment hereunder or under the Note becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

         SECTION 2.07. Additional Costs. (a) The Company shall promptly pay to the Bank for the account of the Bank from time to time, such amounts resulting from any Regulatory Change as the Bank may determine to be necessary to compensate it for any costs incurred by the Bank which it determines are attributable to its making or maintaining any loan or its obligation to make any loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note, including reductions in the rate of return on the Bank's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"). Such
Additional Costs may result from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to Bank under this Agreement or the Note (other than taxes imposed on the income of Bank by the federal government or any jurisdiction in which the principal office or the applicable lending office of Bank is located); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (other than any such reserve, deposit or requirement reflected in the LIBOR Rate); or (iii) has or would have the effect of reducing the rate of return on capital of the Bank to a level below that which the Bank could have achieved but for such Regulatory Change (taking into consideration the Bank's policies with respect to capital adequacy) or (iv) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify the Company of any event occurring after the date hereof which would entitle it to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         (b) Without limiting the effect of the foregoing provisions of this Section 2.07, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on loans bearing interest at the LIBOR Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of Bank which includes such loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Company, the obligation hereunder of the Bank to make and continue such loans bearing interest at the LIBOR Rate that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the interest rate on the applicable loans shall, on the last day(s) of the then current Interest Period, convert to the Base Rate.

         (c) Determinations by the Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make the loans or on amounts receivable by it in respect of such loans and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive absent demonstrable error, provided that such determinations are made on a reasonable basis.

         SECTION 2.08. Suspension of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for the loans bearing interest at the LIBOR Rate for any Interest Period, the Bank determines (which determination made on a reasonable basis shall be conclusive absent demonstrable error) that

                 (a) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate in Article I hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such loan as provided in this Agreement; or

                 (b) the relevant rates of interest referred to in the definition of "LIBOR Base Rate" in Article I hereof upon the basis of which the LIBOR Rate for such Interest Period is to be determined do not adequately reflect the cost to the Bank of making or maintaining such loan for such Interest Period (which determination shall be made on a reasonable basis by, the Bank, and the Person making such determination shall furnish the Company evidence of the facts leading to such determination);

then the Bank shall give the Company prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make or maintain loans that are subject to such condition and the interest rate on such loans shall, on the last day of the then current Interest Period, convert to the Base Rate. The Bank shall give the Company notice describing in reasonable detail any event or condition described in this Section 2.08 promptly following the determination by the Bank that the availability of the LIBOR Rate is, or is to be, suspended as a result thereof.

         SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to honor its obligation to make or maintain the LIBOR Rate hereunder, then the Bank shall promptly notify the Company thereof and the Bank's obligation to make or continue the LIBOR Rate shall be suspended until such time as the Bank may again make and maintain the LIBOR Rate and the Bank's outstanding loans shall, on the last day of the then current Interest Period, convert to the Base Rate.

         SECTION 2.10. Obligations Absolute. The payment obligations of the Company under this Agreement, the Note or the Loan Documents shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement, the Note, the Loan Documents or any other agreement or instrument relating thereto (collectively, the "Related Documents");

                 (ii) any amendment or waiver of or any consent to departure from all or any of the Related Documents;

                 (iii) the existence of any claim, set-off, defense or other right which the Company may have at any time against the Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents, or any unrelated transaction;

                 (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         SECTION 2.11. Additional Rights of Bank. In the event that the proposed acquisition of the Company by Southern National

Corporation is terminated, the Bank shall, at its option, have the right to terminate its obligation to make additional advances under the Note and may declare the entire principal and all interest accrued on the Note then outstanding to be due and payable in full. Upon such declaration, such Note shall thereupon become forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or the other Loan Documents to the Contrary notwithstanding and the Company shall forthwith pay to the holder of the Note the entire principal of and interest accrued on such Note. Alternatively, the Bank shall have the right to require the Company to provide collateral for the Note acceptable to the Bank and the Company shall execute and deliver to the Bank such collateral documents as shall be deemed necessary by the Bank to provide, encumber and perfect the lien on such collateral.

                                  ARTICLE III
                             CONDITIONS OF CLOSING

         SECTION 3.01. Condition Precedent to Making the Note. The obligation of the Bank to make the loans evidenced by the Note is subject to the condition precedent that, unless otherwise agreed to by Bank, the Bank shall have received on or before the date hereof the following in form arid substance satisfactory to the Bank, or made the following determinations:

                 (a) Corporate Documents: (i) A copy of the Certificate of incorporation of the Company, certified as of a date no earlier than 30 days prior to the date hereof and a good standing (or comparable due existence) certificate respecting the Company issued by the Secretary of State of North Carolina no earlier than 30 days prior to the date hereof; and (ii) a Certificate of the Secretary of the Company stating that attached thereto are (x) a true and correct copy of the bylaws of the Company, currently in full force and effect; and
         (y) copies of the resolutions of the Board of Directors of the Company and each evidencing authorization and approval of this Agreement, and any other Loan Document to which the Company or is a party and the transactions contemplated thereby.

                 (b) Incumbency Certificate: Certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement, the Loan Documents and the other documents contemplated hereby and thereby.

                 (c)      Operative Documents: An executed copy of the Loan
         Documents.

                 (d) Officer's Certificate. The Bank shall have received a certificate from the chief financial officer of the Company in the form of Exhibit A attached hereto.

                 (e) Credit Agreement. A copy of the Credit Agreement, certified by an officer of the Company to be true and complete.

                 (f) Other Documents: Such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows (which representations and warranties shall survive the issuance of the Note):

         (a) Incorporation, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, has the corporate power to own its properties and to carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business makes such qualification necessary and is in good standing in such jurisdictions, except where the failure to qualify or be in good standing would not have a materially adverse effect on its business.

         (b) Power and Authority. The Company is duly authorized under all applicable provisions of law to execute and deliver this Agreement and to execute, deliver and perform the Loan Documents to which it is a party, and all corporate action on the part of the Company required for the lawful execution, delivery and performance thereof has been duly taken; and each of the Loan Documents to which it is a party, upon the due execution and delivery thereof, will be the valid and enforceable instrument, obligation or agreement of the Company, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting generally the enforcement of creditor's rights and by such principles of equity as may generally affect the availability of equitable remedies. Neither the execution of the Loan Documents to which it is a party, nor the fulfillment of or compliance with their provisions and terms, will constitute a violation of or default under, or conflict with or result in a breach of, the terms, conditions or provisions of any agreement or instrument to which the Company is now a party, including without limitation the Credit Agreement, or the Articles of Incorporation or the Bylaws of the Company or any law, regulation, writ or decree applicable to the Company and the violation of which would have a material adverse effect upon the business or financial condition of the Company, or create any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any agreement or instrument to which the Company is a party or by which it is bound.

         (c) Financial Condition. The consolidated balance sheet for the Company as at December 31, 1995, certified by independent certified public accountants, and the related statements of earnings and shareholders' equity and cash flows for the fiscal year then ended, copies of all of which have been furnished to Bank, present fairly the financial condition of the Company and its subsidiaries as at the date of said balance sheet and the results of its operations for said period. The consolidated balance sheet of the Company as at March 31, 1996, and the related statement of income for the three-month period ended on such date, as delivered to the Bank, present fairly and accurately, subject to normal recurring year-end adjustments, the financial condition of the Company as at such date and the results of their operation for such period. The Company has no direct or contingent liabilities as of the date of this Agreement of a nature required by GAAP to be reflected or provided for in financial statements which are not provided for or reflected in such balance sheet or referred to in notes thereto, except for liabilities incurred since the date of such financial statements in the ordinary course of business. All such financial statements have been prepared in accordance with GAAP applied on a Consistent Basis maintained throughout the period involved, subject, in the case of interim financial statements, to year end adjustments and footnote disclosures. Since December 31, 1995, there has been no material adverse change in the business, properties or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, and since said date the Company has not been adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workmen, flood, embargo, riot, activities of armed forces, war or acts of God or the enemy, or by cancellation or loss of any major contract.

         (d) Title to Properties. Company has good and marketable title to the property it purports to own, free from liens except as set forth in Company's financial statements delivered to the Bank.

         (e) Litigation. There are no pending or, to the knowledge of the Company, threatened actions or proceedings before any court, arbitrator or governmental or administrative body or agency which may reasonably be expected to materially adversely affect the properties, business or condition, financial or otherwise, of the Company, or in any way adversely affect or call into question the power or authority of the Company to enter into or perform any of the Loan Documents to which it is a party.

         (f) Company's Office. Company's chief executive office is located at the address stated in Section 7.02 hereof, and Company covenants and agrees that it will not, without prior written notification to Bank, relocate said chief executive office.

         (g) Taxes. All tax returns required to be filed by Company in any jurisdiction have been filed, and all taxes, assessments, and other governmental charges upon Company, or upon any of its properties, income or franchises, which are due and payable, have been paid. The provisions for reserves for taxes on the books of Company are adequate for all unaudited fiscal years, and for its current fiscal period.

         (h) Contract or Restriction Affecting the Company. The Company is not a party to or bound by any contract or agreement or subject to any provisions of its Articles of Incorporation, Bylaws or other corporate restrictions which materially adversely affect the business, properties or condition, financial or otherwise, of the Company.

         (i) Trademarks, Franchises and Licenses. The Company or an Affiliate of the Company owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct the Company's business as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, or copyright of any other Person, which could have a material adverse effect on the business or financial condition of the Company.

         (j) No Default. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, the effect of which default may impair the ability of the Company to repay its obligations under this Agreement.

         (k) Governmental Authority. No written approval of any foreign, federal, state or local governmental authorities is necessary to enter into and to carry out the terms of any of the Loan Documents, and, to the best of the Company's knowledge, no consents or approvals are required in connection with the making or performance of the Loan Documents which have not been obtained. The Company has received the written approval or permits from all federal, state and local governmental authorities materially necessary to conduct its operations as presently conducted.

         (l) ERISA Requirements. (a) Company has no Plan other than those listed in Exhibit 7.17 of the Credit Agreement; (b) No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor has any proceedings been instituted to terminate or reorganize any Plan; (c) Company has not withdrawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; (d) Company has no withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; (e) Company has no liability to the PBGC other than for required insurance premiums which have been paid when due; (f) No Reportable Event has occurred with respect to a Plan; (g) No Plan has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code; (h) Each Plan is in substantial compliance with ERISA, and Company has not received any notice asserting that a Plan is not in compliance with ERISA. Neither the Company nor any other "party-in-interest" or "disqualified person" has engaged in a "prohibited transaction" as such terms are defined in Section 4975 of the internal Revenue Code and Title I of ERISA, in connection with any Plan which would subject a party-in-interest or disqualified person (after giving effect to any exemption) to the tax on prohibited transactions imposed by Section 4975 of the Code or any other liability.

         (m) No Untrue Statements. Neither this Agreement nor any other agreements, reports, schedules, certificates or instruments heretofore or simultaneously with the execution of this Agreement delivered to the Bank by or on behalf of the Company or any Affiliate contains any misrepresentation or untrue statement of a material fact or, to the best knowledge of the Company, omits to state any material fact necessary to make any of such agreements, reports, schedules, certificates or instruments, in the light of the circumstances under which they were made or delivered, not misleading.

         (n) Regulation U. No part of the proceeds of the credit extended by the Bank to the Company will be or has been used to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks. The Company is not engaged as one of its important activities in extending credit for the purpose of purchasing or carrying such margin stocks. In addition, no part of the proceeds of such credit will be used for the purchase of commodity future contracts (or margins therefor for short sales), or for any commodity.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

         SECTION 5.01. Affirmative Covenants. In addition to the affirmative covenants incorporated by reference pursuant to the terms of Section 5.02 hereof, so long as any amounts are owing under the Note or an advance is available under the Note, or the Company shall have any obligation to pay any amount to the Bank hereunder, the Company will, unless the Bank shall otherwise consent in writing:

         (a) Further Assurance. Upon request of the Bank, duly execute and deliver or cause to be duly executed and delivered to the Bank such further instruments and do and cause to be done such further acts that may be reasonably necessary or proper in the opinion of the Bank to carry out more effectively the provisions and purposes of this Agreement and the Related Documents.

         (b) The Company's Knowledge of Certain Events. Upon the occurrence of any Event of Default hereunder and the Company's obtaining knowledge thereof, cause to be delivered to the Bank, within fifteen (15) business days, an Officer's Certificate specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto.

         SECTION 5.02. Incorporation of Terms of the Credit Agreement.

                 (a) So long as any amounts are owing under the Note, or an advance is available under the Committed Amount, or any amounts are owing by the Company to the Bank hereunder, the Company covenants and agrees that it will be bound by and duly and fully perform for the benefit of the Bank all of the covenants contained in Sections 8 and 9 of the Credit Agreement entitled "Financial and Other Covenants" and "Information As To Borrower" which are applicable to the Company. Sections 8 and 9 of the Credit Agreement and the defined terms used therein (including the definitions thereof which appear in other sections of the Credit Agreement and the Exhibits to such Credit Agreement) as such exists on the date of delivery of this Agreement are hereby incorporated by reference as if set forth herein at length, provided that such incorporated sections shall be subject to the terms and modifications contained in subsection (c) hereof.

                 (b) The company has delivered to the Bank a complete copy of the Credit Agreement. Each reference in this Agreement to the Credit Agreement shall be deemed to refer to the provisions of the Credit Agreement as and in the form delivered to the Bank. The provisions of the Credit Agreement which are incorporated herein shall for the purposes of this Agreement be deemed to continue in effect so long as this

         Agreement is in effect and so long as any amounts are owing under the Note, or any amounts are owing under this Agreement or Loan Documents, irrespective of any termination, modification or amendment of, or any consent or waiver relating to, any of the provisions of the Credit Agreement. No terminations, modifications, waivers or amendments to any of the provisions of the Credit Agreement incorporated herein shall be effective to terminate, modify, waive or amend such provisions as so incorporated herein unless expressly consented to in writing by the Bank accompanied by an acknowledgement that such termination, modification, waiver or amendment shall be applicable to this Agreement.

                 (c) All references in incorporated provisions of the Credit Agreement to other provisions thereof shall be deemed to refer to such other provisions as incorporated herein for the purpose of interpreting such incorporated provisions with such modifications, if any, as are herein provided. The words "herein", "hereof", "hereby", "hereto", "this agreement" and words of like import, when used in such incorporated or other provisions of the Credit Agreement, shall be deemed to refer to this Agreement unless otherwise expressly provided herein or unless the context otherwise requires. Except as modified by the provisions hereof and unless otherwise expressly defined herein, terms which are defined in the Credit Agreement shall have the same meanings when incorporated herein unless the context otherwise requires, with the following modifications: (i) whenever the terms "Lender", "any of the Lenders", "each Lender", or "any Lender" are used in the Credit Agreement it shall mean the Bank; (ii) whenever the term "Borrower" is used in the Credit Agreement, it shall mean the Company; (iii) whenever the terms "Notes" or "Loan Documents" are used, such terms shall be deemed to refer to this Agreement and Loan Documents as used herein and whenever the term "Loan" shall be used in the Credit Agreement it shall mean the loan evidenced by the Note.

                                   ARTICLE VI
                               EVENTS OF DEFAULT

         SECTION 6.01. Events of Default. The occurrence of any of the following events shall be an "Event of Default" hereunder:

         (a) If the Company fails to pay any principal or interest payable under the Note when due or fails to pay any other amount due hereunder or under the Note or under any of the Related Documents when due; or

         (b) If the Company or any Subsidiary defaults in the payment of principal of, by acceleration or otherwise, or interest on any indebtedness for money borrowed (including guaranties or contingent obligations relating to indebtedness for money borrowed and including all indebtedness for money borrowed owing to the Bank) beyond any period of grace provided with respect thereto, or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, and if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

         (c)     If an "Event of Default" shall occur under the Credit
Agreement.

         (d) If any representation or warranty made by the Company herein, or in any writing furnished in connection with or pursuant to this agreement or any of the Loan Documents, or if any report, certificate, financial statement or other instrument or document deliver to the Bank by or on behalf of the Company, shall be false or is leading in any material respect on the date as of which made and in the opinion of the Bank may impair the ability of the Company to repay or perform its obligations hereunder; or

         (e) If the Company or any Subsidiary defaults in the performance or observance of any agreement or covenant contained in Section 5.01(b) of this Agreement; or

         (f) If the Company shall fail to perform or observe any of the provisions of the terms of the Credit Agreement as incorporated pursuant to
Section 5.02 of this Agreement and such failure shall continue unremedied for 10 Business Days after written notice thereof shall have been delivered to the Company by the Bank, or

         (g) If the Company or any Subsidiary defaults in the performance or observance of any other agreement, covenant, term or condition binding on it contained herein (other than those referred to in subsections (a) through (f) above) and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been received by the Company from the Bank; or

         (h) If there shall occur any "Event of Default" (beyond any applicable grace periods) as specified in this Agreement or any of the other Loan Documents; or

         (i) Liquidation or dissolution of the Company, or suspension of the business of the Company or filing by the Company of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Company indicating its consent to, approval of, or acquiescence in any petition or proceedings; the application by the Company for, or the appointment by consent or acquiescence of, a receiver, a trustee or a custodian of the company, or an assignment for the benefit of creditors, the inability of the Company or any Subsidiary or the admission by the Company in writing of its inability to pay its debts as they mature; or

         (j) Filing of an involuntary petition against the Company in bankruptcy or seeking reorganization arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of the Company or for all or a substantial part of its property; the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Company and the continuance of any of the events referred to in this subsection (j) for sixty (60) days undismissed or undischarged.

         SECTION 6.02. Rights upon an Event of Default. If any Event of Default shall have occurred and not been waived, the Bank may (i) declare all amounts owing under the Note and all other amounts payable hereunder or in respect thereof immediately due and payable by the Company, and (ii) declare any obligation to make advances under the Note terminated, in each case without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section: 6.01(i) and 6.01(j) the entire amount owing under the Note shall become immediately due and payable without declaration or demand.

         SECTION 6.03. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                                  ARTICLE VII
                                 MISCELLANEOUS

         SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including required copies) and sent by receipted hand delivery (including Federal Express or other receipted courier service), telex or regular mail, if to the Company, at its address at 3004 S. Memorial Drive, Greenville, North Carolina 27834, Attention: President; if to the Bank, at its address at P.O. Box 1009, Greenville, North Carolina 27835-1009, Attention: City Executive; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when delivered or telexed, be effective when deposited with the courier or telexed, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

         SECTION 7.03. No Waiver. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         SECTION 7.04. Right of Set-off. (a) Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all of the obligations of the Company now and hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured.

         (b) The Bank agrees promptly to notify the Company after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         SECTION 7.05. Indemnification. The Company hereby indemnifies and holds the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which the Bank may incur or which may be claimed against the Bank by any person or entity by reason of or in connection with the execution, delivery or performance of this Agreement, or any Loan Document, or any transaction contemplated thereby; provided, however, that the Company shall not be required to indemnify the Bank pursuant to this Section 7.05 for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the Bank's gross negligence or willful misconduct. The foregoing limitations relate only to indemnification under this Section 7.05 and do not diminish or limit any other liability or obligation of the Company to the Bank under this Agreement.

         Nothing in this Section 7.05 is intended to limit the Company's obligations contained in Article II or the Note. Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations of the Company contained in this Section 7.05 shall survive the payment in full of amounts payable pursuant to Article II, the Note for the period ending on the last day of the applicable statute of limitations period.

         SECTION 7.06. [Section Intentionally omitted].

         SECTION 7.07. Costs, Expenses and Taxes. The Company agrees to pay on demand of Bank all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration and enforcement of this Agreement and the Loan Documents and any other documents which may be delivered in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of the Bank and of counsel and any agents or consultants for the Bank, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement, and all reasonable costs and expenses (including counsel fees and expenses) in connection with the preparation and enforcement of this Agreement, the Loan Documents and such other documents which may be delivered in connection herewith or therewith. In addition, the Company shall pay any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loan Documents and such other documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         SECTION 7.08. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Bank and thereafter shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may, without cost or expense to the Company, assign or sell a participation in all or any part of, or any interest (undivided or divided) in, the Bank's rights and benefits under this Agreement.

         SECTION 7.09. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         SECTION 7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

         SECTION 7.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 7.12. Prior Agreements Superseded. This Agreement shall completely and fully supersede all prior undertakings or agreements, both written and oral, between the Company and the Bank relating to the matters contained herein, including those contained in any commitment letter between the Bank and the Company executed in anticipation of this Agreement.

         SECTION 7.13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.





              [This space intentionally left blank.  Signatures on
                                following page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


ATTEST                               REGIONAL ACCEPTANCE CORPORATION


By: /s/  Robert D. Barry             BY: /s/ W.R. Stallings
   ------------------------------       ---------------------------------
Title: Secretary                     Title: President
       --------------------------           -----------------------------


                                     BRANCH BANKING AND TRUST COMPANY


                                     By: /s/ S. Hearst Vann
                                        --------------------------------
                                     Title: Vice President
                                           -----------------------------

                                   EXHIBIT A

                         FORM OF OFFICER'S CERTIFICATE

         The undersigned, ___________________________________, the Chief
Financial officer of Regional Acceptance Corporation (the "Company"), does hereby certify to Branch Banking and Trust Company (the "Bank") pursuant to the provisions of that certain Loan Agreement dated July ____, 1996 between the Company and the Bank (the "Loan Agreement") as follows:

         1. No default or event of default exists under the Credit Agreement (as defined in the Loan Agreement) and the execution, delivery and performance by the Company of the terms and conditions of the Loan Agreement, and the use of the proceeds of the loan made pursuant to the Loan Agreement, will not cause a default or event of default to occur under the Credit Agreement.

         2. The Company is a valid legal entity and has the power and authority to enter into the Loan Agreement, and the transactions contemplated by the Loan Agreement are not prohibited by any other agreement to which the Company is a party.

         3. The Loan Documents (as defined in the Loan Agreement) are duly and validly executed and each constitutes a valid and legally binding and enforceable obligation of the Borrower.

         4. The loan evidenced by the Note (as defined in the Loan Agreement) and its terms do not violate any laws including, but not limited to, any usury laws or similar laws.

         5. There are no pending or threatened actions or suits against the Company that will have a material adverse effect on its financial condition, or impair the ability of the Company to carry on its business substantially as now conducted.

         6. Attached as Exhibit A-1 hereto is a copy of resolutions adopted by the Board of Directors of the Company approving the execution, delivery and performance of the Loan Agreement and the Note, which resolutions are in full force and effect.

         7. Attached as Exhibit A-2 hereto are the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, which are currently in effect.

         This the ______ day of July, 1996.




                                        ------------------------------------
                                        Name:
                                             -------------------------------
                                        Title: Chief Financial Officer